                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires: February 28, 2006
                                                      Estimated average burden
                                                      hours per response...12.75

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                 ComBanc, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                                                    March 22, 2004


         RE:  2004 ANNUAL SHAREHOLDERS MEETING

Dear Shareholder:

         ComBanc has learned from a letter dated March 10, 2004 that a group of individuals, headed by Paul Douglas Harter, would be soliciting your proxy in order to vote your shares at the upcoming Annual Meeting to be held April 12, 2004. According to the letter, they intend to use your proxy vote to remove the entire current Board of Directors of ComBanc and replace it with candidates we understand have been chosen by Mr. Harter.

         Our current Board of Directors has a combined 140 years of experience, and our members come from a wide variety of businesses in the Northwest Ohio area. They continue to work diligently in support of ComBanc and the Bank and their assistance has been critical as we work towards compliance with our Written Agreement with our bank regulators. I believe that the actions contemplated by Mr. Harter's group are not only seriously misguided, but are not in the best interests of ComBanc or you as an individual shareholder. It is critical at this stage of the Written Agreement that the Bank's relationship with its customers, staff and employees, and with the regulators not be seriously disrupted by the election of inexperienced directors.

         Mr. Harter's candidates for director positions include six individuals. Two of these candidates are from Florida and to my knowledge have no connection to our Bank or to Delphos. Three of the candidates have no beneficial ownership and to my knowledge, none of them have bank board experience.

         Delphos has already experienced the loss of two community banks -- those being Peoples National Bank and Citizens Bank of Delphos. It is my belief that Paul Douglas Harter, if his slate of Directors are elected, will attempt to sell or merge The Commercial Bank with another institution. As recently as December, 2003 on a telephone conference with our Chairman of the Board, Dwain Metzger, Mr. Harter personally expressed these intentions.

         This should not be allowed to occur. Delphos should not lose its last remaining community bank like other communities around us.

         I have lived all of my life in Delphos. I have been with The Commercial Bank for 31 years, and have had the distinct honor of being President for the last 14 years. During that time, I've seen our capital and assets grow more than tenfold. I have seen our staff quadruple to 100 full-time and part-time employees. We have expanded by branching into the Elida and Lima Areas, while continuing our superb customer service. What you can count on with The Commercial Bank, as with most community banks, is steady growth through the years.

         Please carefully consider all of the facts rather than what I believe are misleading statements Mr. Harter has been making about our Bank's performance in his recent letter, including his statement that our highest stock price in the fourth quarter of 2002 was $24.00 (when it was actually $16.00) and Mr. Harter's statement in his letter that ComBanc's dividend was reduced in 2001 when it actually increased $.02 per share in 2001, from $.48 per share in 2000 to $.50 per share in 2001. Please attend our meeting on April 12, 2004, or please sign, vote and return our proxy. The future of the Bank and its employees is in your hands.


                                          Very truly yours,


                                          /s/ Paul G. Wreede
                                          ------------------
                                          Paul G. Wreede
                                          President & CEO